EXHIBIT 99.1


AMIS Holdings, Inc. Reports Second Quarter 2006 Financial Results; Revenue Increased 9% Sequentially, Surpassing $150 Million for the First Time; Six Month Backlog Increased 9% Sequentially to a Record $184 Million

    POCATELLO, Idaho--(BUSINESS WIRE)--July 27, 2006--AMIS Holdings, Inc. (Nasdaq:AMIS), parent company of AMI Semiconductor, a leader in the design and manufacture of integrated mixed-signal solutions, today reported its financial results for the second quarter and six months ended July 1, 2006.

    Financial Results

    Second quarter 2006 revenue was $150.7 million, an increase of nine percent sequentially and 23 percent compared to the second quarter of 2005. Second quarter 2005 revenue did not include revenues from the acquisition of the Flextronics semiconductor business, which occurred in September 2005. Gross margin for the second quarter of 2006 was 45.2 percent, representing a decline of 30 basis points sequentially and 390 basis points year over year. Gross margin for the second quarter of 2005 included a 220 basis point net reduction in cost of revenue that was primarily the result of a capital spending and employment investment grant from the Belgian government.
    Operating margin was 9.1 percent in the second quarter of 2006, a decline of 20 basis points sequentially and 670 basis points year over year. On a non-GAAP basis, operating margin for the second quarter of 2006 was 15.1 percent, flat sequentially, but down 250 basis points year over year. Non-GAAP operating margin for the second quarter of 2006 and 2005 excludes amortization of acquisition-related intangibles and restructuring charges. In addition, the Company began expensing stock options in the first quarter of 2006, and second quarter 2006 non-GAAP operating income excludes $2.1 million of stock-based compensation expense.
    Net income for second quarter 2006 was $8.1 million, or $0.09 per diluted share, compared to net income of $11.3 million or $0.13 per diluted share for the same period in 2005. Non-GAAP net income for second quarter 2006 was $15.1 million or $0.17 per diluted share, compared to $12.9 million or $0.15 per diluted share in second quarter 2005. Second quarter 2006 and 2005 non-GAAP net income exclude amortization of acquisition-related intangibles and restructuring charges, net of tax effects. Non-GAAP earnings per share for the second quarter of 2006 also excludes stock-based compensation expense of approximately $0.02 per diluted share. Non-GAAP net income in the second quarter of 2005 includes a $2.8 million net reduction in cost of revenue from the Belgian government grant discussed above as well as a charge to income taxes of $2.3 million to write-down the Company's deferred tax assets based on a lower blended U.S. statutory rate in accordance with SFAS No. 109, "Accounting for Income Taxes."
    Revenue for the first six months of 2006 was $289.3 million, an increase of 21 percent compared to the first six months of 2005. Net income for the first six months of 2006 was $16.5 million, or $0.18 per diluted share, as compared to net income of $0.2 million, or $0.00 per diluted share, for the same period of 2005. Non-GAAP net income for the first six months of 2006 was $29.6 million, or $0.33 per diluted share, compared to non-GAAP net income of $23.5 million or $0.27 per diluted share in the first six months of 2005. Non-GAAP net income for the first six months of 2006 excludes the same items described above for the second quarter of 2006. Non-GAAP net income for the first six months of 2005 excludes charges related to debt refinancing activities in the first quarter 2005 in addition to the adjustments described above for the second quarter of 2005.
    "I am pleased with the operational improvements we made in the second quarter," stated Christine King, president and chief executive officer. "We succeeded in increasing delivery performance which helped us realize a record level of revenue during the quarter. Though more work remains to be done to optimize operations, results from the quarter highlight our ability to grow the top line. I am encouraged by the strength of our backlog entering the third quarter, and I'm optimistic about our ability to grow revenue sequentially for the reminder of the year, driven primarily by anticipated growth in the automotive market as well as continued strength in the industrial market."
    The Company generated operating cash flow during the quarter of $17.2 million, bringing cash at the end of the quarter to $108.5 million, a sequential increase of $5.6 million. Capital expenditures during second quarter 2006 were $9.8 million.

    Business Outlook

    "Steady progress is being made in improving our operational performance," said David Henry, senior vice president and chief financial officer. "Action plans have been implemented and we expect continued improvement during the rest of the year. Our guidance for the third quarter of 2006 is as follows:

    --  Revenue is expected to be up 2 percent sequentially;

    --  Gross margin is expected to be approximately 45 percent;

    -- Non-GAAP operating margin is expected to be approximately 15 percent;

    -- On a non-GAAP basis, our effective tax rate for the third quarter is expected to be 17 to 19 percent;

    -- Non-GAAP diluted earnings per share is expected to be approximately $0.17;

    -- Pre-tax stock-based compensation expense is expected to be in the range of $2.3 - $2.5 million, or approximately $0.02 per diluted share;

    -- Capital expenditures for the year are expected to remain at approximately eight percent of annual revenues."

    Conference Call and Webcast Information

    Christine King, president and CEO, along with David Henry, senior vice president and CFO, will host a conference call on July 27, 2006 at 5 p.m. ET, to discuss the Company's second quarter financial results and its updated business outlook. The web simulcast of this call will be available under the investor relations section of the Company's web site at http://www.amis.com. A webcast replay will be available at that same location until close of business August 10, 2006.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the North America, Europe and the Asia Pacific region.

    Additional Information Regarding Non-GAAP Financial Measures

    Management presents the non-GAAP financial measures presented in this release because we use them as an additional measure of our operating performance and we believe that these excluded charges enhance comparability between current and prior periods. Please see the reconciliation of each of these non-GAAP financial measures to its closest GAAP financial measure in the financial statements that accompany this release. Non-GAAP net income and non-GAAP earnings per share should not be considered as alternatives to net income, earnings per share or other consolidated operations data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance or as a measure of liquidity.

    Forward Looking Statements

    Statements in this press release other than statements of historical fact are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the expectation of sequential revenue growth through the balance of 2006, gross margin outlook in the third quarter, and guidance on third quarter 2006 revenue, gross margin, non-GAAP operating margin, effective tax rate, non-GAAP earnings per share, stock compensation expense, and capital expenditures. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include failure to operate our manufacturing facilities on a cost-effective basis and in a manner that avoids manufacturing defects and unnecessary scrap, the availability of required capacity at our key subcontractors, manufacturing underutilization, changes in the conditions affecting our target markets, fluctuations in customer demand, timing and success of new products, competitive conditions in the semiconductor industry, failure to successfully integrate the recently-acquired Flextronics business, loss of key personnel, general economic and political uncertainty, conditions in the semiconductor industry, and other risks and uncertainties identified in reports filed from time to time by the Company with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. The Company does not intend to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

                         AMIS Holdings, Inc.
           Condensed Consolidated Statements of Operations
                      (In millions - Unaudited)


                                   Three Months Ended Six Months Ended
                                   ------------------ ----------------
                                    July 1,   July 2, July 1,  July 2,
                                     2006      2005    2006     2005
                                   ---------- ------- -------- -------

Revenue                               $150.7  $122.5   $289.3  $238.4
Cost of revenue                         82.6    62.3    158.2   124.5
                                   ---------- ------- -------- -------
Gross profit                            68.1    60.2    131.1   113.9

Operating expenses:
  Research & development                26.8    21.8     50.9    42.7
  Selling, general and
   administrative                       20.6    16.9     40.4    33.1
  Amortization of acquisition-
   related intangibles                   4.3     1.2      8.4     2.4
  Restructuring and impairment
   charges                               2.7     1.0      4.8     1.3
                                   ---------- ------- -------- -------
                                        54.4    40.9    104.5    79.5
                                   ---------- ------- -------- -------

Operating income                        13.7    19.3     26.6    34.4

Non-operating expenses, net              4.6     2.2      8.8    41.6
                                   ---------- ------- -------- -------

Income (loss) before income taxes        9.1    17.1     17.8    (7.2)
Provision (benefit) for income
 taxes                                   1.0     5.8      1.3    (7.4)
                                   ---------- ------- -------- -------
Net income                              $8.1   $11.3    $16.5    $0.2
                                   ========== ======= ======== =======

Earnings per share
  Basic                                $0.09   $0.13    $0.19   $0.00
  Diluted                              $0.09   $0.13    $0.18   $0.00

Weighted average shares
  Basic                                 87.6    85.6     87.2    85.4
  Diluted                               89.2    87.9     89.2    87.9

Key Ratios & Information:
-------------------------

Gross margin                            45.2%   49.1%    45.3%   47.8%
Operating margin                         9.1%   15.8%     9.2%   14.4%


                         AMIS Holdings, Inc.
          Reconciliations between GAAP and non-GAAP measures
                      (In millions - Unaudited)

We prospectively adopted FAS 123(R) beginning in the first quarter of 2006; therefore, equivalent stock-based compensation expense is not reflected in prior periods.

    Reconciliation of Cost of Revenue to Non-GAAP Cost of Revenue

                                 Three Months Ended  Six Months Ended
                                 ------------------  -----------------
                                       July 1,            July 1,
                                        2006               2006
                                  ------------------ -----------------
Cost of Revenue                            $82.6            $158.2
Adjustments to reconcile cost of
revenue to non-GAAP cost of revenue:
     Share-based compensation               (0.3)             (0.3)
                                  ------------------ -----------------
Non-GAAP Cost of Revenue                   $82.3            $157.9
                                  ================== =================


       Reconciliation of Gross Profit to Non-GAAP Gross Profit

                                  Three Months Ended Six Months Ended
                                  ------------------ -----------------
                                       July 1,            July 1,
                                        2006               2006
                                  -----------------  -----------------
Gross Profit                              $68.1             $131.1
Adjustments to reconcile gross
profit to non-GAAP gross profit:
     Share-based compensation               0.3                0.3
                                  -----------------  -----------------
Non-GAAP Gross Profit                     $68.4             $131.4
                                  =================  =================



 Reconciliation of Research and Development to Non-GAAP Research and
                              Development

                                 Three Months Ended  Six Months Ended
                                  -----------------  -----------------
                                       July 1,            July 1,
                                        2006               2006
                                  -----------------  -----------------
Research and Development                  $26.8              $50.9
Adjustments to reconcile research
and development to non-GAAP
research and development:
     Share-based compensation              (0.8)              (1.6)
                                  -----------------  -----------------
Non-GAAP Research and Development         $26.0              $49.3
                                  =================  =================



  Reconciliation of Selling, General and Administrative to Non-GAAP
                  Selling, General and Administrative

                                  Three Months Ended  Six Months Ended
                                  ------------------- ----------------
                                       July 1,            July 1,
                                        2006               2006
                                  ------------------  ----------------

Selling, General and
 Administrative                            $20.6             $40.4
Adjustments to reconcile selling,
general and administrative to
non-GAAP selling, general and
administrative:
     Share-based compensation               (1.0)             (2.0)
                                  ------------------  ----------------
Non-GAAP Selling, General and
 Administrative                            $19.6             $38.4
                                  ==================  ================


   Reconciliation of Operating Income to Non-GAAP Operating Income

                                 Three Months Ended  Six Months Ended
                                 ------------------- ----------------
                                  July 1,   July 2,  July 1,  July 2,
                                   2006      2005     2006     2005
                                 --------- --------- -------- -------
Operating income                    $13.7     $19.3    $26.6   $34.4
Adjustments to reconcile operating
income to non-GAAP operating income:
     Amortization of
      acquisition-related
      intangible assets               4.3       1.2      8.4     2.4
     Restructuring and
      impairment charges              2.7       1.0      4.8     1.3
     Share-based compensation         2.1         -      3.9       -
                                 --------- --------- -------- -------
Non-GAAP operating income           $22.8     $21.5    $43.7   $38.1
                                 ========= ========= ======== =======


          Reconciliation of Net Income to Non-GAAP Net Income

                                 Three Months Ended  Six Months Ended
                                 ------------------- ----------------
                                  July 1,   July 2,  July 1,  July 2,
                                   2006      2005     2006     2005
                                 --------- --------- -------- -------
Net income                           $8.1    $11.3   $16.5     $0.2
Adjustments to reconcile net
 income to non-GAAP net income:
     Amortization of acquisition-
      related intangible assets       4.3      1.2     8.4      2.4
     Restructuring and impairment
      charges                         2.7      1.0     4.8      1.3
     Costs associated with the
      tender of 10 3/4% notes           -        -       -     28.0
     Write-off of deferred
      financing and other costs         -        -       -      6.8
     Share-based compensation         2.1        -     3.9        -
     Related tax effects             (2.1)    (0.6)   (4.0)   (15.2)
                                    ------   ------ -------   ------
Non-GAAP net income                 $15.1    $12.9   $29.6    $23.5
                                    ======   ====== =======   ======


                         AMIS Holdings, Inc.
       Non-GAAP Condensed Consolidated Statements of Operations
                      (In millions - Unaudited)

                                 Three Months Ended  Six Months Ended
                                 ------------------- -----------------
                                   July 1,   July 2,  July 1,  July 2,
                                    2006       2005    2006      2005
                                 ----------- ------- --------- -------

Revenue                              $150.7  $122.5    $289.3  $238.4
Cost of revenue                        82.3    62.3     157.9   124.5
                                 ----------- ------- --------- -------
Gross profit                           68.4    60.2     131.4   113.9

Operating expenses:
  Research & development               26.0    21.8      49.3    42.7
  Selling, general and
   administrative                      19.6    16.9      38.4    33.1
                                 ----------- ------- --------- -------
                                       45.6    38.7      87.7    75.8
                                 ----------- ------- --------- -------

Non-GAAP operating income              22.8    21.5      43.7    38.1

Non-operating expenses, net             4.6     2.2       8.8     6.8
                                 ----------- ------- --------- -------

Income before income taxes             18.2    19.3      34.9    31.3
Provision for income taxes              3.1     6.4       5.3     7.8
                                 ----------- ------- --------- -------
Non-GAAP net income                   $15.1   $12.9     $29.6   $23.5
                                 =========== ======= ========= =======

Non-GAAP earnings per share
  Basic                               $0.17   $0.15     $0.34   $0.28
  Diluted                             $0.17   $0.15     $0.33   $0.27

Weighted average shares
  Basic                                87.6    85.6      87.2    85.4
  Diluted                              89.2    87.9      89.2    87.9

Key Ratios
----------

Non-GAAP gross margin                  45.4%   49.1%     45.4%   47.8%
Non-GAAP operating margin              15.1%   17.6%     15.1%   16.0%

Non-GAAP condensed consolidated statements of operations are presented because we use them as an additional measure of our operating performance and we believe that these excluded charges enhance comparability between current and prior periods. Non-GAAP net income and non-GAAP earnings per share should not be considered as alternatives to net income, earnings per share or other consolidated operations data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance or as a measure of liquidity.

                         AMIS Holdings, Inc.
                Condensed Consolidated Balance Sheets
                            (In Millions)

                                               July 1,    December 31,
                                                2006         2005
                                             (unaudited)
                                             ------------ ------------
Assets
------
Current assets:
    Cash and cash equivalents                     $108.5        $96.7
    Accounts receivable, net                       110.2         99.9
    Inventories                                     76.0         64.3
    Deferred tax assets                              3.5          4.5
    Prepaid expenses and other current assets       28.8         31.7
                                             ------------ ------------
Total current assets                               327.0        297.1

Property, plant and equipment, net                 203.5        203.8
Goodwill, net                                       85.0         72.6
Other intangibles, net                              88.5         92.5
Deferred tax assets                                 54.4         50.3
Other long-term assets                              20.0         23.4
                                             ------------ ------------

Total assets                                      $778.4       $739.7
                                             ============ ============

Liabilities and Stockholders' Equity
Current liabilities:
    Current portion of long-term debt               $3.2         $3.2
    Accounts payable                                45.0         48.8
    Accrued expenses                                60.9         62.7
    Foreign deferred tax liability                   1.9          2.7
    Income taxes payable                             1.3          0.7
                                             ------------ ------------
Total current liabilities                          112.3        118.1

Long-term debt, less current portion               313.1        314.7
Other long-term liabilities                          5.6          8.2
                                             ------------ ------------
Total liabilities                                  431.0        441.0

Stockholder's equity:
Common stock                                         0.9          0.9
Additional paid-in capital                         548.3        534.4
Accumulated deficit                               (233.5)      (250.0)
Deferred stock-based compensation                      -         (0.2)
Accumulated other comprehensive income              31.7         13.6
                                             ------------ ------------
Total stockholders' equity                         347.4        298.7

Total liabilities and stockholders' equity        $778.4       $739.7
                                             ============ ============

                         AMIS Holdings, Inc.
           Condensed Consolidated Statements of Cash Flows
                            (In Millions)

                                                 Six Months Ended:
                                              ------------------------
                                                July 1,      July 2,
                                                 2006         2005
                                              (unaudited)  (unaudited)
                                              ------------ -----------

Cash flows from operating activities
Net income                                         $16.5         $0.2
 Adjustments to reconcile net income to net
  cash provided by (used in):
   Depreciation and amortization                    33.0         24.0
   Amortization of deferred financing costs          0.4          0.5
   Stock-based compensation expense                  3.9          0.2
   Write-off of deferred financing costs               -          6.7
   Benefit from deferred income taxes               (2.2)       (10.3)
   Loss on disposition of property, plant and
    equipment                                        0.1            -
   Noncash impact of change in value of
    derivative                                      (0.7)           -
   Changes in operating assets and
    liabilities:
        Accounts receivable                         (6.7)        (3.5)
        Inventories                                 (8.8)        (4.4)
        Prepaid expenses and other assets            1.5         (2.1)
        Accounts payable and other accrued
         expenses                                   (9.7)       (19.6)
                                              -----------  -----------
Net cash provided by (used in) operating
 activities                                         27.3         (8.3)
Cash flows from investing activities
 Purchases of property, plant and equipment        (17.6)       (14.1)
 Deposit on pending purchase of a business             -         (5.0)
 Change in restricted cash                             -         (1.4)
 Change in other assets                             (2.0)        (5.0)
                                              -----------  -----------
Net cash used in investing activities              (19.6)       (25.5)
Cash flows from financing activities
 Payments on long-term debt                         (1.6)      (254.0)
 Proceeds from bank borrowings                         -        210.0
 Debt issuance costs                                (0.1)           -
 Deferred financing costs                              -         (2.9)
     Proceeds from derivative                        0.6            -
 Proceeds from exercise of stock options             1.4          2.1
                                              -----------  -----------
Net cash provided by (used in) financing
 activities                                          0.3        (44.8)

Effect of exchange rate changes on cash and
 cash equivalents                                    3.8         (7.3)
                                              -----------  -----------
Net increase (decrease) in cash and cash
 equivalents                                        11.8        (85.9)
Cash and cash equivalents at beginning of
 period                                             96.7        161.7
                                              -----------  -----------
Cash and cash equivalents at end of period        $108.5        $75.8
                                              ===========  ===========

    CONTACT: AMI Semiconductor, Pocatello
             Investor Relations Contact
             Wade Olsen, 208-234-6045
             wade_olsen@amis.com
             or
             Media Relations Contact
             Tamera Drake, 208-234-6890
             tamera_drake@amis.com